PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
October 30, 2018	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Earnings for the Third Quarter of 2018

Declares Cash Dividend of $0.20 per Share and 5% Stock Dividend for Landmark Stockholders

(Manhattan, KS, October 30, 2018) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 23 communities across Kansas, reported net earnings of $3.0 million ($0.72 per diluted share) for the quarter ended September 30, 2018, compared to a net loss of $2.7 million (($0.65) per diluted share) for the third quarter of 2017. For the nine months ended September 30, 2018, Landmark reported net earnings of $8.0 million ($1.92 per diluted share), compared to $1.9 million ($0.47 per diluted share) in the first nine months of 2017. Management will host a conference call to discuss these results at 10:00 a.m. (Central time) on Wednesday, October 31, 2018. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through November 30, 2018, by dialing (877) 344-7529 and using conference number 10125069.

Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid November 28, 2018, to common stockholders of record as of the close of business on November 14, 2018. The Board of Directors also declared a 5% stock dividend issuable December 17, 2018, to common stockholders of record on December 3, 2018. This is the 18th consecutive year that the Board has declared a 5% stock dividend.

Michael E. Scheopner, President and Chief Executive Officer of Landmark, commented: “Landmark’s net earnings of $8.0 million in the first nine months of 2018 reflect strong core earnings and the continued growth of our community banking relationships across Kansas. Solid loan growth drove a 5.4% increase in net interest income during the first nine months of 2018. Return on average assets was 1.12% for the first nine months of 2018, compared to 0.28% in the same period of 2017. Return on average equity was 12.39% in the first nine months of 2018 compared to 2.93% in the same period a year earlier. We are pleased to deliver another strong core performance year-to-date. Comparisons to the third quarter and first nine months of 2017 were impacted by an after-tax, deposit-related loss of $5.1 million last year after a Landmark customer deposited checks from a third party, which were returned by another financial institution. In the first nine months of 2018, our continued collection efforts resulted in an additional $1.1 million after-tax recovery in connection with that loss. We believe Landmark’s risk management practices and capital strength continue to position us well for long-term growth. Landmark’s commitment to community banking – meeting the financial needs of families and businesses with service that is both personal and high-tech – continues to build our presence across Kansas.”

Third Quarter Financial Highlights

Net interest income was $7.2 million for the quarter ended September 30, 2018, an increase of $578,000, or 8.8%, from the third quarter of 2017. The increase was primarily the result of a 5.0% increase in average interest-earning assets, from $826.2 million in the third quarter of 2017 to $867.5 million in the third quarter of 2018. Net interest margin, on a tax-equivalent basis, was 3.42% in the third quarters of both 2018 and 2017. Landmark recorded a provision for loan losses of $450,000 during the third quarter of 2018 compared to a provision for loan losses of $100,000 during the third quarter of 2017.

Total non-interest income was $4.6 million in the third quarter of 2018, an increase of $615,000, or 15.6%, compared to the same period of 2017. This was primarily the result of an increase of $851,000 in other non-interest income, which includes $888,000 of recoveries on the deposit-related loss that occurred in the third quarter of 2017. The recoveries during the third quarter of 2018 reflect payments received from the third party whose checks were returned and insurance payments from the pool that Landmark Risk Management utilizes to spread insurance risk. Also contributing to the increase in non-interest income was an increase of $256,000 in gains on sales of loans. Partially offsetting those increases was a decline of $354,000 in bank-owned life insurance income.

Non-interest expense totaled $7.7 million for the third quarter of 2018, a decrease of $7.9 million from the prior-year period, primarily due to the pre-tax, deposit-related loss of $8.1 million in the third quarter of 2017. Landmark recorded income tax expense of $565,000 in the third quarter of 2018, an effective tax rate of 15.8%, compared to a tax benefit of $2.5 million in the same period of 2017, which was primarily the result of the deposit-related loss.

Year-to-Date Financial Highlights

Net interest income was $20.6 million for the nine months ended September 30, 2018, an increase of $1.1 million, or 5.4%, from the first nine months of 2017. The increase was primarily the result of a 3.1% increase in average interest-earning assets, from $826.8 million in the first nine months of 2017 to $852.5 million in the first nine months of 2018. Net interest margin, on a tax-equivalent basis, decreased from 3.40% in the first nine months of 2017 to 3.36% in the same period of 2018. The decrease in net interest margin was primarily a result of the reduction of the maximum federal corporate income tax rates to 21% in 2018 under federal tax reform legislation enacted in December 2017. The corporate income tax rate is used in the calculation of tax-equivalent interest income and yields on tax-exempt loans and investment securities. In addition, the rates on our interest-bearing liabilities have increased more than the yield on our interest-bearing assets as short-term interest rates increased more than long-term rates during the first nine months of 2018 as compared to the same period of 2017. Landmark recorded a provision for loan losses of $900,000 during the first nine months of 2018, compared to $250,000 during the same period of 2017.

Total non-interest income was $12.2 million in the first nine months of 2018, an increase of $427,000, or 3.6%, compared to the same period of 2017. This was primarily the result of an increase of $1.4 million in other non-interest income, which includes $1.4 million of recoveries on the deposit-related loss that occurred in the third quarter of 2017. The recoveries in the nine months ended September 30, 2018 include payments received from the third party whose checks were returned and from insurance claims received. Partially offsetting the recoveries were declines of $269,000 in bank-owned life insurance income, $196,000 in gains on sales of loans and $152,000 in fees and service charges. Also contributing to the decline in non-interest income were lower gains on sales of investment securities, which were $20,000 during the first nine months of 2018 compared to $363,000 in the same period of 2017.

Non-interest expense totaled $22.7 million for the first nine months of 2018, a decrease of $7.6 million from $30.3 million for the same period of 2017, primarily due to the pre-tax, deposit-related loss of $8.1 million in the third quarter of 2017. Landmark recorded income tax expense of $1.2 million in the first nine months of 2018 compared to a tax benefit of $1.1 million in the same period of 2017, primarily as a result of the deposit-related loss. The effective tax rate was 13.6% in the nine months ended September 30, 2018.

Balance Sheet Highlights

Total assets increased $32.8 million, or 3.5%, to $962.3 million at September 30, 2018, from $929.5 million at December 31, 2017. Net loans increased $41.8 million, or 9.6%, to $475.5 million at September 30, 2018, compared to $433.7 million at year-end 2017. Investment securities decreased $12.3 million, or 3.1%, to $381.1 million at September 30, 2018, from $393.4 million at December 31, 2017. Deposits increased to $767.3 million at September 30, 2018, compared to $765.6 million at December 31, 2017. Federal Home Loan Bank and other borrowings increased $29.1 million, or 43.7%, to $95.7 million at September 30, 2018, from $66.6 million at December 31, 2017. The growth in loans during the first nine months of 2018 was primarily funded with Federal Home Loan Bank and other borrowings. Stockholders’ equity decreased to $86.8 million (book value of $20.85 per share) at September 30, 2018, from $87.6 million (book value of $21.47 per share) at December 31, 2017. The ratio of equity to total assets decreased to 9.02% at September 30, 2018, from 9.43% at December 31, 2017. Our stockholders’ equity declined during the first nine months of 2018 as a result of a $7.0 million increase in the net unrealized losses on our investment portfolio, net of tax, reflected in accumulated other comprehensive loss.

The allowance for loan losses totaled $5.9 million, or 1.22% of gross loans outstanding, at September 30, 2018, compared to $5.5 million, or 1.24% of gross loans outstanding, at December 31, 2017. Non-performing loans decreased to $5.6 million, or 1.15% of gross loans, at September 30, 2018, from $6.0 million, or 1.37% of gross loans, at December 31, 2017. Landmark recorded net loan charge-offs of $470,000 during the first nine months of 2018, compared to $215,000 during the same period of 2017.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc. (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economy; (ii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, insurance, monetary, trade and tax matters; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; (xvi) cyber-attacks; (xvii) declines in real estate values; and (xviii) the effects of fraud on the part of our employees, customers, vendors or counterparties. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	September 30,	December 31,
	2018	2017
ASSETS:
Cash and cash equivalents	$16,286	$16,584
Investment securities	381,064	393,406
Loans, net	475,497	433,743
Loans held for sale	7,728	6,535
Premises and equipment, net	21,225	20,824
Bank owned life insurance	24,179	23,698
Goodwill	17,532	17,532
Other intangible assets, net	3,230	3,659
Other assets	15,589	13,473
TOTAL ASSETS	$962,330	$929,454

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$767,276	$765,558
Federal Home Loan Bank and other borrowings	95,727	66,593
Other liabilities	12,517	9,681
Total liabilities	875,520	841,832
Stockholders’ equity	86,810	87,622
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$962,330	$929,454

LOANS (unaudited):

One-to-four family residential real estate	$136,995	$136,215
Construction and land	30,841	19,356
Commercial real estate	128,292	120,624
Commercial	67,898	54,591
Agriculture	91,376	83,008
Municipal	2,990	3,396
Consumer	23,012	22,046
Net deferred loan costs and loans in process	(18)	(34)
Allowance for loan losses	(5,889)	(5,459)
Loans, net	$475,497	$433,743

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$5,557	$6,041
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	139	436
Total non-performing assets	$5,696	$6,477

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.31%	0.31%
Total non-performing loans to gross loans outstanding	1.15%	1.37%
Total non-performing assets to total assets	0.59%	0.70%
Allowance for loan losses to gross loans outstanding	1.22%	1.24%
Allowance for loan losses to total non-performing loans	105.97%	90.37%
Equity to total assets	9.02%	9.43%
Book value per share	$20.85	$21.47

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Interest income:
Loans	$6,320	$5,392	$17,443	$15,726
Investment securities and other	2,326	2,129	6,887	6,439
Total interest income	8,646	7,521	24,330	22,165

Interest expense:
Deposits	833	418	2,005	1,150
Borrowed funds	633	501	1,715	1,469
Total interest expense	1,466	919	3,720	2,619

Net interest income	7,180	6,602	20,610	19,546
Provision for loan losses	450	100	900	250
Net interest income after provision for loan losses	6,730	6,502	19,710	19,296

Non-interest income:
Fees and service charges	1,812	1,896	5,376	5,528
Gains on sales of loans, net	1,476	1,220	4,105	4,301
Bank owned life insurance	160	514	481	750
Gains on sales of investment securities, net	(15)	39	20	363
Other	1,134	283	2,239	852
Total non-interest income	4,567	3,952	12,221	11,794

Non-interest expense:
Compensation and benefits	4,244	3,933	11,999	11,608
Occupancy and equipment	1,108	1,107	3,258	3,228
Professional fees	386	478	1,204	1,244
Data processing	394	360	1,135	1,027
Amortization of intangibles	278	320	838	946
Advertising	166	166	498	498
Federal deposit insurance premiums	73	74	217	219
Foreclosure and real estate owned expense	24	(18)	49	83
Deposit-related loss	-	8,082	-	8,082
Other	1,039	1,136	3,520	3,316
Total non-interest expense	7,712	15,638	22,718	30,251

Earnings (loss) before income taxes	3,585	(5,184)	9,213	839
Income tax expense (benefit)	565	(2,523)	1,249	(1,088)
Net earnings (loss)	$3,020	$(2,661)	$7,964	$1,927

Net earnings (loss) per share (1)
Basic	$0.73	$(0.65)	$1.93	$0.47
Diluted	0.72	(0.65)	1.92	0.47

Shares outstanding at end of period (1)	4,162,779	4,067,470	4,162,779	4,067,470

Weighted average common shares outstanding - basic (1)	4,158,016	4,066,470	4,136,091	4,064,629
Weighted average common shares outstanding - diluted (1)	4,175,012	4,066,470	4,152,415	4,142,469

OTHER DATA (unaudited):

Return on average assets (2)	1.24%	(1.15%)	1.12%	0.28%
Return on average equity (2)	13.73%	(11.77%)	12.39%	2.93%
Net interest margin (2)(3)	3.42%	3.42%	3.36%	3.40%

(1) Share and per share values at or for the periods ended September 30, 2017 have been adjusted to give effect to the 5% stock dividend paid during December 2017.

(2) Information for the three and nine months ended September 30 is annualized.

(3) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate for the three and nine months ended September 30, 2018 and a 34% rate for the three and nine months ended September 30, 2017.